Exhibit 99.1

Phio Pharmaceuticals Reports 2023 Year End Financial Results and Provides Business Update

–Four sites across the country participating in clinical trial for lead product candidate PH-762

–Two patients have already completed treatment

– New patent granted for skin related treatments, extending Phio’s expertise in dermatological treatments for skin care and skin cancer

MARLBOROUGH, Mass., April 2, 2024 (GLOBE NEWSWIRE)—Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ RNAi platform technology is designed to make immune cells more effective in killing tumor cells, today reported its financial results for the year ended December 31, 2023 and provided a business update.

Recent Corporate Updates

PH-762

In 2023, we made substantial progress as a focused drug development organization. In April, we submitted our first IND to the U.S. Food and Drug Administration (FDA), addressing an immuno-oncology disorder and seeking clearance to commence a Phase 1B dose escalation trial in various forms of skin cancer with our lead INTASYL compound PH-762. One month later we received clearance from the FDA to begin our trial in stage IV melanoma, Merkel cell and cutaneous squamous cell carcinoma (cSCC), including the early stages I and II in cSCC. The latter clearance was significant since there are no drugs specifically approved to treat early stages I and II of cSCC. The current standard of care for these diseases is surgical intervention, which may not always be an ideal medical option when tumor size or placement occur on certain areas of the face and scalp. Our INTASYL compound PH-762 may offer an alternative which could shrink tumor size, if not eliminate the lesion, as well as reducing the extent of surgical intervention to allow for tissue sparing and facilitating a faster patient recovery.

As of February, the first two patients in our first cohort have completed treatment with PH-762 with no reported adverse events.

We now have four investigation sites under contract to participate in the trial. The sites consist of George Washington University, Banner MD Anderson, Centricity and Integrity Research.

AgonOx Study Development

In February 2021, we entered into a clinical co-development collaboration agreement (the “Clinical Co-Development Agreement”) with AgonOx, a private company developing a pipeline of novel immunotherapy drugs targeting key regulators of the immune response to cancer. Under the Clinical Co-Development Agreement, we and AgonOx are working to develop a T cell-based therapy using PH-762, and AgonOx’s “double positive” tumor infiltrating lymphocytes (“DP TIL”) technology. AgonOx is conducting a Phase 1 clinical trial of PH-762 treated DP TIL in patients with advanced melanoma and other advanced solid tumors. In August and September, AgonOx infused the first two patients with their DP TIL. In November, a third patient was infused with a combination of TIL and our PH-762 product candidate. Further patient infusions have been delayed due to a facility renovation at the Providence Cancer Research Center, which is expected to reopen in May 2024.

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Cost Rationalization

In 2023 we implemented a cost rationalization program driven by our transition from discovery research to product development. This resulted in a decision not to renew our building lease in Marlborough, MA., which lease expires on March 31, 2024. A smaller research footprint has been established in the Massachusetts Biomedical Initiatives in Worcester, MA, where we occupy 321 sq. ft of laboratory space. Additionally, we rationalized discovery research personnel resulting in a headcount reduction of 36%. Expense reductions have been redirected to funding the Phase 1B clinical trial of PH-762.

Patent Portfolio Enhancement

Two new patent applications were filed covering the intratumoral administration of PH-762 for the treatment of various skin cancers, and the synergistic combination of an INTASYL compound and a systemic antibody. In addition, five new patents covering multiple INTASYL compounds were granted in the US (2), Japan (1), South Korea (1) and Hong Kong (1).

Scientific News

We presented new data on the immunotherapeutic activity of INTASYL compounds alone and as Adoptive Cell Therapy at conferences, including American Academy of Cancer Research (AACR), Society for Immunotherapy of Cancer (SITC), American Society of Gene and Cell Therapy (ASGCT), and at the triple meeting of AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. New data was presented on INTASYL PH-894 showing that local treatment with PH-894 presents a strategy to decrease BRD4 expression and upregulate MART-1 expression to increase immune response to cancer cells while reducing toxicities associated with systemic therapies. This further supports development of PH-894 for injectable solid tumor indications such as melanoma.

In addition, data was presented that demonstrates the effectiveness of PH-894 as an antitumor cytotoxic agent (directly killing tumor cells). The addition of PH-894 to cells in vitro elicited concentration-associated apoptosis of all human cancer cell lines tested, including head and neck squamous cell carcinoma (HNSCC), breast cancer, lung cancer, glioblastoma, melanoma, colon cancer, ovarian cancer, and cervical cancer.

As previously disclosed, we have elected to defer further work on our PH-894 product candidate in order to prioritize and advance our PH-762 clinical trials.

Financial Results

Cash Position

At December 31, 2023 we had cash of $8.5 million as compared with $11.8 million at December 31, 2022.

Research and Development Expenses

Research and development expenses were $6.3 million for the year ended December 31, 2023 as compared with $7.0 million for the year ended December 31, 2022, a decrease of 10%. The decrease was primarily due to decreased costs related to the completion of our IND-enabling preclinical studies for PH-894 and reduced lab supplies as a result of a decrease in lab personnel and a shift in focus on clinical development, partially offset by an increase in clinical-related costs for the two U.S. PH-762 Phase 1 clinical trials as compared to the prior year period.

General and Administrative Expenses

General and administrative expenses were $4.4 million for the year ended December 31, 2023 as compared with $4.5 million for the year ended December 31, 2022, a decrease of 2%. The decrease was primarily due to decreases in personnel-related expenses related to organizational department changes, one-time executive search-related fees for our President and CEO and D&O insurance premiums, partially offset by increased professional fees for legal services as compared to the prior year period.

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Net Loss

Net loss was $10.8 million, or $5.20 per share, for the year ended December 31, 2023 as compared with $11.5 million, or $10.10 per share, for the year ended December 31, 2022. The decrease in net loss was primarily due to the changes in research and development expenses, as described above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements, which include statements regarding the anticipated benefits of our INTASYL™ RNAi platform and the results from our ongoing clinical trials, are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those risks identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Phio Pharmaceuticals Corp. PR Contact:

adams@bridgeviewmedia.com

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PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2023	2022
Operating expenses:
Research and development	$6,332	$7,012
General and administrative	4,366	4,450
Loss on impairment of property and equipment	126	–
Total operating expenses	10,824	11,462
Operating loss	(10,824)	(11,462)
Total other expense, net	(2)	(18)
Net loss	$(10,826)	$(11,480)
Net loss per common share:
Basic and diluted	$(5.20)	$(10.10)
Weighted average number of common shares outstanding
Basic and diluted	2,083,569	1,136,566

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PHIO PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Cash	$8,490	$11,781
Restricted cash	–	50
Prepaid expenses and other current assets	832	615
Right of use asset	33	161
Property and equipment, net	6	183
Other assets	3	24
Total assets	$9,364	$12,814
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$657	$779
Accrued expenses	942	1,025
Lease liability	35	170
Total preferred stock	–	2
Total stockholders’ equity	7,730	10,838
Total liabilities, preferred stock and stockholders’ equity	$9,364	$12,814

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